EXHIBIT 11
                           GOLD CAPITAL CORPORATION
                            EXHIBIT TO FORM 10-QSB


Computation of Weighted Average Shares Outstanding
Used in Earnings Per Share Calculations
for the three and six month periods ended June 30, 1996 and 1995

                          Three Months Ended    Six Months Ended
                          June 30,  June 30,    June 30,   June 30,
                            1996      1995        1996       1995
Shares issued at
beginning of period     5,042,514  2,228,931    5,042,514 2,026,098

Weighted average shares-

Issued in exchange
for legal work                  0          0            0    13,923

Issued for cash                 0    567,184            0   408,006

Total weighted average
shares outstanding      5,042,514  2,796,115    5,042,514 2,448,027


Fully diluted computation not made as effect would be antidilutive in all periods.